Exhibit 99.1

iParty Corp. Announces Completion of Acquisition by Party City

DEDHAM, Mass.--(BUSINESS WIRE)--May 9, 2013--iParty Corp. (NYSE MKT: IPT), a leading party goods retailer with a strong presence in New England, today announced that its stockholders adopted and approved the Agreement and Plan of Merger (the “Merger Agreement”) by and among Party City Holdings Inc. a Delaware corporation (“Party City”), Confetti Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Party City (“Merger Sub”), and iParty. Pursuant to the terms of the Merger Agreement, Merger Sub was merged with and into iParty, and as a result iParty continues as the surviving corporation and wholly owned subsidiary of Party City (the “Merger”).

Under the terms of the Merger Agreement, iParty stockholders are entitled to receive (i) $0.45 for each share of Common Stock of iParty that such stockholder held immediately prior to the Merger; (ii) $20.00 for each share of Series B Convertible Preferred Stock of iParty that such stockholder held immediately prior to the Merger; (iii) $20.00 for each share of Series C Convertible Preferred Stock of iParty that such stockholder held immediately prior to the Merger; (iv) $20.00 for each share of Series D Convertible Preferred Stock of iParty that such stockholder held immediately prior to the Merger; (v) $4.66 for each share of Series E Convertible Preferred Stock of iParty that such stockholder held immediately prior to the Merger; and (vi) $4.67 for each share of Series F Convertible Preferred Stock of iParty that such stockholder held immediately prior to the Merger (collectively, the “Merger Consideration”), in each case, payable net to such stockholder in cash, without interest thereon, and less any required withholding taxes.

“The completion of the merger is an important milestone for iParty, as our stores now join a highly respected national retail network,” stated Sal Perisano.

As a result of the Merger, iParty’s common stock will cease trading on the NYSE MKT and will be delisted.

Stockholders who hold shares through a bank, broker or other nominee will receive instructions from their bank, broker or other nominee as to how to complete the surrender and receipt of cash for their stock. Stockholders of record will receive a letter of transmittal and instruction on how to surrender their former shares of iParty stock in exchange for the Merger Consideration.

“We are excited to add iParty’s strong platform of retail stores to our vertically integrated business model,” said Gerald C. Rittenberg, Party City’s Chief Executive Officer.

About iParty Corp.

Headquartered in Dedham, Massachusetts, iParty Corp. is a party goods retailer that operates 54 iParty retail stores in New England and Florida and an internet site (www.iparty.com) for costume and related goods and party planning. iParty’s aim is to make throwing a successful event both stress-free and fun. With an extensive assortment of party supplies and costumes in our stores and available at our online store, iParty offers consumers a sophisticated, yet fun and easy-to-use, resource to help them customize any party, including birthday bashes, Easter get-togethers, graduation parties, summer barbecues and, of course, Halloween. In addition to the extensive assortment of costume and related merchandise available through iParty’s internet site, our web site focuses on increasing customer visits to our retail stores by highlighting the ever changing store product assortment for all occasions and seasons and featuring sales flyers, enter-to-win contests, monthly coupons and ideas and themes offering consumers an easy and fun approach to any party. iParty aims to offer reliable, time-tested knowledge of party-perfect trends, and superior customer service to ensure convenient and comprehensive merchandise selections for every occasion. Please visit our site at www.iparty.com.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. For a detailed discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, “Risk Factors” of iParty's most recently filed Annual Report on Form 10-K for the fiscal year ended December 29, 2012, and our other periodic reports filed with the SEC. iParty is providing this information as of this date, and does not undertake to update the information included in this press release, whether as a result of new information, future events or otherwise.

CONTACT:
iParty Corp.
David Robertson, 781-355-3770
Chief Financial Officer
drobertson@iparty.com